For Immediate Release                                                                                                                                 Media Contact
Dick Parsons

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Marked Improvement in both Revenues and Earnings for 3rd Quarter ended November 30, 2012 Versus Prior Year

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – January 15, 2013 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.  For the third quarter ended November 30, 2012 Revenue was $1,161,785 compared to $825,316 in the prior year, up $338,469 (+41.1%).  The Net Income after taxes of $167,096 was an increase of $76,581 up (+84.6%) compared to the prior year’s net Income after taxes of $90,515.

Dick Parsons, Chief Executive Officer, stated that, “the return to a Net Income of 14% of revenues represents an improvement from lower results in both the prior fiscal year period ended February 29, 2012 and in the first quarter of fiscal year period ended May 31, 2012. This improvement was due primarily to selling higher gross profit products by both the two largest customers (51% of revenue) and five customers that accounted for 30% of the sales thereby expanding our customer base, including 7% of the sales generated from the Seychelle website. This revenue included the new radiological filter that removes up to 99% of major nuclear contaminants in drinking water and the pH filter which enhances the pH level of source water filtered through our products. Bottles, pitchers and replacement filters contributed 77% of the product sales for the 3 month period.“

The Company reported that sales revenue for the first nine months of the fiscal year ended November 30, 2012 was $2,779,604 compared to $4,112,801 in the prior year, down $1,333,197 (-32.4%). Net Income after income taxes was $73,391 (3% of revenues) for the same period and was down $354,739 (-82.8%) versus prior year net income of $428,130.

Mr. Parsons said that “as noted in the prior press release for the second quarter, we plan to continue to focus on the main factors affecting our bottom line to improve the Company’s profitability in the upcoming earnings periods. With our new production space in an adjacent building, this has allowed for the inventory build-up and ultimately more production space.  Another area we are continuing to consider in reducing the cost of goods and improving gross margins is the out-sourcing of some of our faster moving products to a high volume assembler/fulfillment vendor. Both the new production space and the out-sourcing should have a direct effect on the bottom line and make the move to a more scalable higher volume business model feasible.”

Finally, Mr. Parsons noted that “we have two new products ready for the market: a 20 oz sports bottle and a flat in-filter for hydration backpacks that can also be used as a portable straw filter system.  We anticipate that these products will have a positive impact on both sales and net income going forward.”

Carl Palmer, Founder, President and Chairman added that “we also have agreements for expanded radiological and pH programs in the US, Canada, Japan, Israel, and one for Saudi Arabia.  Shipments of our new radiological filter to Japan were delayed due to administrative matters with one government agency, but we expect them to be resolved shortly, and containers to be shipped in the second quarter of FY 2014. Finally, we concluded a Distribution Agreement with a well established business group in Mexico that has plans for distribution into big box stores. We believe that sales could meaningfully improve in the fourth quarter and into fiscal 2014 as a direct result of these Distribution Agreements.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks.  The standard filter works for water from the tap while the advanced filter is needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelles’s business prospects/projections.  These are based upon good-faith current expectations of Seychelles’s management.  Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle.  Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.